Exhibit 8.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

July 6, 2021

Genesis Park Acquisition Corp.

2000 Edwards Street, Suite B

Houston, TX 77007

RE: U.S. Federal Income Tax Considerations

Ladies and Gentlemen:

We have acted as United States tax counsel to Genesis Park Acquisition Corp., a Cayman Islands exempted company (“GPAC”), in connection with the Agreement and Plan of Merger, dated as of March 25, 2021 (as amended, modified or supplemented, the “Merger Agreement”), by and among GPAC, Shepard Merger Sub Corporation, a Delaware corporation and direct, wholly owned subsidiary of GPAC (“Merger Sub”), Cosmos Intermediate, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Holdings (“Cosmos”), and Redwire, LLC, a Delaware limited liability company (“Holdings”), which, among other things, provides for GPAC’s domestication from a Cayman Islands exempted company to a Delaware corporation pursuant to Section 388 of the Delaware General Corporation Law, as amended and Sections 206 through 209 of Part XII of the Companies Act (as Revised) of the Cayman Islands (the “Domestication”). This opinion is being delivered in connection with the Registration Statement of GPAC on Form S-4 to be filed on July 6, 2021 with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”).

In rendering the opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, factual representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the Merger Agreement and that such documents accurately and completely reflect the material facts of such transactions. In addition, we have relied upon the accuracy and completeness of certain statements, factual representations, covenants and agreements made by GPAC, including the accuracy and completeness of all factual representations and covenants set forth in a certificate dated as of the date hereof from an officer of GPAC (the “Officer’s Certificate”). For purposes of rendering our opinion, we have assumed that such statements, factual representations, covenants and agreements are, and will continue to be, including through the completion of the Domestication, true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, factual

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representations, covenants and agreements set forth in the documents referred to above and the statements, factual representations, covenants and agreements made by GPAC, including those set forth in the Officer’s Certificate.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. In making our examination of documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the Service or, if challenged, by a court.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Considerations,” we are of the opinion that, for United States federal income tax purposes, the Domestication should qualify as a “reorganization” within the meaning of section 368(a)(1)(F) of the Code. We express no opinion on the potential U.S. federal income tax consequences of the Domestication pursuant to section 367 of the Code or the passive foreign investment company rules.

Except as expressly set forth above, we express no other opinion. This opinion is being delivered prior to the consummation of the Domestication and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, factual representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. No assurances can be given that future legislative, judicial, or administrative changes, on either a prospective or a retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the references to us therein. In giving this consent, we do not admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP